Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-210814 on Form N-1A of our report dated August 15, 2017, relating to the financial statements and financial highlights of Ivy Focused Growth NextShares, Ivy Focused Value NextShares, and Ivy Energy NextShares appearing in the Annual Report on Form N-CSR of the Ivy NextSharesTM for the period ended June 30, 2017. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 27, 2017